UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2023

Paragon 28, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40902	27-3170186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14445 Grasslands Drive Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 912-1332

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FNA	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On January 25, 2023, Paragon 28, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc. and Piper Sandler & Co., as representatives of the several underwriters named in Schedule A thereto (collectively, the “Underwriters”), and certain selling securityholders named in Schedule B thereto (the “Selling Securityholders”), relating to the underwritten public offering of 6,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-268082) at a public offering price of $17.00 per share (the “Offering”).

The Offering consisted of 3,750,000 shares of Common Stock issued and sold by the Company (the “Primary Shares”) and 2,750,000 shares of Common Stock sold by the Selling Securityholders (the “Secondary Shares” and, together with the Primary Shares, the “Shares”). Under the terms of the Underwriting Agreement, the Company and the Selling Securityholders granted the Underwriters an option exercisable for 30 days to purchase up to an additional 562,500 shares and 412,500 shares of Common Stock, respectively (the “Option Shares”), at the public offering price, less underwriting discounts and commissions. The Shares were delivered against payment therefor on January 30, 2023.

The Company estimates that it received net proceeds from the Offering of approximately $59.3 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds that it will receive from the Offering for working capital, capital expenditures and other general corporate purposes. The Company may also use a portion of such net proceeds from the Offering to acquire or invest in products, technologies or businesses that are complementary to its business and advance its strategic goals. However, the Company currently has no agreements or commitments to complete any such transaction.

The Selling Securityholders received net proceeds from the Offering of approximately $44.1 million, after deducting underwriting discounts and commissions. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Securityholders.

The Underwriting Agreement contains customary representations, warranties, covenants, indemnification obligations of the Company, the Selling Securityholders and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, and other obligations of the parties. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The foregoing is only a brief description of the terms of the Underwriting Agreement, does not purport to be a complete statement of the rights and obligations of the parties under the Underwriting Agreement and the transactions contemplated thereby, and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the legal opinion of Latham & Watkins LLP relating to the validity of the issuance and sale of the shares in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

1.1	Underwriting Agreement, dated January 25, 2023, by and among Paragon 28, Inc., BofA Securities, Inc. and Piper Sandler & Co., as representatives of the several underwriters named therein, and certain selling securityholders

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Paragon 28, Inc.

Date: January 30, 2023	By:	/s/ Jonathan Friedman
Jonathan Friedman
General Counsel